News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES THIRD QUARTER 2012 RESULTS

WESTPORT, CT, October 24, 2012 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations of $30.2 million, or $0.27 per share for the third quarter of 2012, as compared to income from continuing operations of $36.9 million, or $0.33 per share for the third quarter of 2011. Excluding the costs associated with the debt repayments and certain other items in the quarter, income from continuing operations as adjusted in the third quarter of 2012 was $0.62 per share. Excluding the gain on the sale of Bucyrus International shares and certain other items, income from continuing operations as adjusted in the third quarter of 2011 was $0.30 per share. The glossary at the end of this press release contains further details regarding these items.

Net sales were $1,822.0 million in the third quarter of 2012, an increase of 1.0% from $1,803.6 million in the third quarter of 2011. Excluding the impact of the acquisition of Demag Cranes AG, net sales decreased approximately 8%, of which 5.4% relates to foreign currency fluctuations, from the comparable prior year period. Income from operations was $131.9 million in the third quarter of 2012, an improvement of $79.3 million when compared to income from operations of $52.6 million in the third quarter of 2011. Excluding the impact of certain items in the third quarter of 2012, income from operations as adjusted was approximately $140 million. Excluding the impact of certain items in the third quarter of 2011, income from operations as adjusted was approximately $78 million.

All results are for continuing operations, unless stated otherwise. All per share amounts are on a fully diluted basis.

“Our earnings this quarter are in-line with our expectations, and reflect our continued focus on price discipline and cost containment,” commented Ron DeFeo Terex Chairman and CEO. “The mix of performance was varied, with our Cranes, Aerial Work Platforms (AWP) and Material Handling & Port Solutions (MHPS) segments achieving favorable results, while the results of our Construction and Materials Processing (MP) segments showed some softening. Overall, we remain optimistic that the end markets for many of our products will continue to improve.”

Mr. DeFeo continued, “The continuing strength in many of our markets, combined with our persistent focus on margin improvement, cash generation, and the integration of our MHPS segment, provide us with continued confidence for favorable long term growth and profitability. However, macro events have created some near term softening of demand and uncertainty for our Construction and MP segments. In addition, order timing and seasonal order patterns have impacted our AWP segment on a near term basis. This is apparent in the backlog for these segments. In the short term, balancing the different demand environments that each of our businesses are facing and the benefits of our recent capital structure activities, we now expect full year 2012 sales of approximately $7.5 billion and hold constant our full year earnings per share outlook for 2012 of $1.95 - $2.05 based on an average share count of approximately 114 million shares and excluding the impact of debt repayments, restructuring and unusual items.”

Mr. DeFeo added, “We do not view this near term uncertainty as evidence of a protracted slowdown. We will remain focused in 2013 on margin improvement and cash generation, as well as the integration of MHPS into our global team. When combined with approximately $44 million in reduced interest expense associated with recent debt repayments and re-pricing, we expect 2013 to be a year of moderate top line growth along with meaningful improvement in earnings per share and return on invested capital.”

Third Quarter Performance Review

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release. Effective July 1, 2012, the Company realigned certain operations to provide a single source for serving port equipment customers. The Company's Port Equipment Business and French reach stacker business, both formerly reported in the Company's Cranes segment, were consolidated within the MHPS segment and the results of those businesses are now included in the results of MHPS. The historical results have been reclassified to give effect to this change.

Terex Aerial Work Platforms: Net sales for the AWP segment for the third quarter of 2012 increased $77.4 million, or 17.2%, to $526.1 million versus the third quarter of 2011. Continued replacement demand in the North American rental channel combined with some evidence of fleet growth for aerial work platforms drove this increase. Net sales from an acquired business and moderate growth in European and Latin American markets also contributed to the increase.

Income from operations in the third quarter of 2012 was $59.3 million, or 11.3% of net sales, as compared to income from operations of $27.0 million, or 6.0% of net sales, during the third quarter of 2011. Income from operations benefited primarily from improved price realization, volume and customer mix. The Company recently announced an average price increase of 3.4% effective for deliveries commencing in January 2013.

Terex Construction: Net sales for the Construction segment for the third quarter of 2012 decreased $105.0 million, or 26.6%, to $290.4 million versus the third quarter of 2011. End markets for many of the segment's products have exhibited significantly softer demand, particularly Western Europe. The global market for material handlers continued to demonstrate softness, and the Company's trucks and compact construction equipment businesses were also impacted by weakening demand.

Loss from operations in the third quarter of 2012 was $8.3 million, or 2.9% of net sales, compared to a loss from operations of $6.4 million, or 1.6% of net sales, during the third quarter of 2011. Operating results were negatively impacted primarily by lower sales volumes and unfavorable product and geographic mix. These results were partially offset by improved price realization as well as cost savings initiatives taken in 2011 which have continued in 2012. The Company has taken aggressive action to decrease production to match current market demand by implementing shortened work weeks, reductions in force and temporary production shutdowns. Charges of $1.3 million were taken in the quarter related to these actions.

Terex Cranes: Net sales for the Cranes segment for the third quarter of 2012 decreased $22.7 million, or 5.4%, to $394.6 million versus the third quarter of 2011. Adjusting for the translation effect of foreign currency changes, net sales increased approximately 2% from the third quarter of 2011. The Company continued to see strong demand from North America, Australia, South America and the Middle East. Sales into other markets were generally stable compared to the third quarter of 2011.

Income from operations in the third quarter of 2012 was $47.6 million, or 12.1% of net sales, as compared with income from operations of $25.1 million, or 6.0% of net sales, during the third quarter of 2011. Operating results benefited from improved price realization and cost reduction actions implemented in the prior year.

Terex Material Handling & Port Solutions: Net sales for the MHPS segment for the third quarter of 2012 increased $85.6 million, or 22.2%, to $470.8 million versus the third quarter of 2011. Net sales increased from the third quarter of 2011 due to the inclusion of Demag Cranes results for a full quarter in the current period and only half a quarter in the prior year period, as well as increased deliveries of standard and process cranes to customers in Western Europe, South Africa and the Middle East. Net sales generated by higher service activity also contributed to this increase.

Income from operations was $19.9 million, or 4.2% of net sales, as compared with a loss from operations of $1.8 million, or 0.5% of net sales, during the third quarter of 2011. Operating performance improved as the prior year period included approximately $19 million in charges related to the fair value adjustment of inventory. This was partially offset by a $6.9 million charge in the current period as the Material Handling business made changes to better align production with market demand. In addition, a management allocation in the current period was not present in the prior year period.

Terex Materials Processing: Net sales for the MP segment for the third quarter of 2012 decreased $21.2 million, or 12.4%, to $149.9 million versus the third quarter of 2011. Continued softness in Western Europe and India for mobile screening products was the main driver of weakness, offset partially by strength in North America and Australia. Latin America continued to be a positive sales contributor driven by demand for mobile equipment from small mines and quarry activity.

Income from operations in the third quarter of 2012 was $15.2 million, or 10.1% of net sales, compared to income from operations of $12.4 million, or 7.2% of net sales, during the third quarter of 2011. Operating performance improved primarily due to price realization and a favorable mix of products and geographies, as well as adjustments made in production and related production costs to mirror the softer demand environment.

Interest and Other income (expense): Net interest expense increased by approximately $7 million from the third quarter of 2011 due to the increase in debt mainly related to the acquisition of Demag Cranes AG. Other expense in the third quarter of 2012 was $3.6 million compared to other income in the prior year quarter of $50.0 million. The change was primarily driven by income in the prior year period of approximately $76 million from the sale of shares of Bucyrus International. Additionally, the Company recorded an expense of $49.9 million primarily associated with redemption of the Company's 10-7/8% Senior Notes and purchase of 25% of the Company's 4% Convertible Notes.

Taxes: The effective tax rate for the third quarter of 2012 was 23.7% as compared to an effective tax rate of 50.8% for the third quarter of 2011. The lower effective tax rate for the third quarter of 2012 was primarily attributable to jurisdictional mix of income and reductions in the provision for uncertain tax benefits.

Capital Structure: The Company's liquidity at September 30, 2012 decreased by approximately $300 million compared to June 30, 2012 and totaled $983.0 million, which comprised cash balances of $542.6 million and borrowing availability under the Company's revolving credit facilities of $440.4 million. The decrease was mainly due to cash utilized of approximately $411 million in the repayment of the Company's debt, partially offset by operational cash generation. Cash provided by operations in the third quarter of 2012 was approximately $121 million as compared to approximately $108 million for the third quarter of 2011. Debt, less cash and cash equivalents, decreased approximately $40 million in the third quarter of 2012, to $1,521.2 million, compared to the second quarter of 2012, due to the positive cash flow generation.

Phil Widman, Senior Vice President and Chief Financial Officer commented, “We have taken several important steps during the past few months to improve our debt structure and reduce the associated interest expense by purchasing approximately 25% of the 4% Convertible Notes, redeeming the entire principal amount of our 10-7/8% Senior Notes and re-pricing our term loans. We expect these actions to improve our capital structure and are actively looking for additional opportunities over the coming quarters.”

Return on Invested Capital (ROIC) was 7.7% for the trailing twelve months ended September 30, 2012, reflecting the improved income from operations during the trailing twelve month period partially offset by the increased average invested capital, primarily due to the acquisition of the Demag Cranes AG business.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 30.1% at September 30, 2012, as compared to 27.0% at June 30, 2012. The increase was largely due to seasonal decline and softening demand in some segments.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $1,717.6 million at September 30, 2012, a decrease of approximately 20% from September 30, 2011 and approximately 17% from June 30, 2012. The underlying factors that drove the year-over-year and sequential declines were generally very similar.

While we continue to see a strong market for our AWP products, the timing of order placement by rental companies varied during the current and prior year periods, skewing both yearly and sequential comparisons. Large, recurring fleet orders that were booked in the third quarter of 2011 are anticipated to be booked in the fourth quarter, with some already received in the weeks after the close of the third quarter. Therefore, this timing of orders was a primary contributor to the backlog decline given that these orders were not included in the associated backlog figures for the third quarter of 2012.

Also contributing to this decrease was a continued reduction in orders for the Company's Construction segment products. Globally, truck and material handler orders remained weak, with compact construction equipment demand softening in Western Europe. This was partially offset by positive demand within the Roadbuilding business for concrete mixer trucks. Additionally, the current backlog does not reflect order activity related to the recently announced supply agreement with Takeuchi to supply eight new models of Takeuchi branded skid steer loaders.

While quoting activity for mobile cranes has been stable, the Cranes segment backlog has been negatively impacted by certain European macro-economic factors including capital markets tightening and declining government spending, affecting crawler and all-terrain cranes specifically. This was partially offset by continued strength in orders from North and South America, Australia and the Middle East.

MHPS backlog decreased due to lower Material Handling orders. This was largely offset by strength in Terex Port Solutions. Components of the large order related to the European port projects announced in the second quarter of 2012, which will be delivered next year starting in the second half of 2013, have started to be included in the Company's reported backlog.

The Company's MP segment also experienced continued order weakness in Europe as financing and end market demand are still challenging and have caused dealers to delay the replenishment of their historically low inventories. The Company has also seen some weakening of demand for MP mobile equipment in North America. This was partially offset by increased order activity from Australia, the Middle East and Latin America from small mines and aggregate producers in those regions.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a one-hour conference call to review the financial results on Thursday, October 25, 2012 at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company's website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company's website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements
This press release contains forward-looking information regarding future events or the Company's future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses, including the recent acquisition of Demag Cranes AG; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; we have suffered losses from operations in the past and may suffer further losses from operations; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks, including changing regulatory environments, the Foreign Corrupt Practices Act and other similar laws and political instability; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$1,822.0	$1,803.6	$5,652.9	$4,548.0
Cost of goods sold	(1,443.4)	(1,528.0)	(4,514.9)	(3,890.3)
Gross profit	378.6	275.6	1,138.0	657.7
Selling, general and administrative expenses	(246.7)	(223.0)	(767.3)	(607.6)
Income (loss) from operations	131.9	52.6	370.7	50.1
Other income (expense)
Interest income	1.3	3.2	6.4	8.3
Interest expense	(42.6)	(37.1)	(130.0)	(93.2)
Loss on early extinguishment of debt	(49.9)	(1.4)	(52.3)	(7.7)
Other income (expense) - net	(3.6)	50.0	(2.7)	136.5
Income (loss) from continuing operations before income taxes	37.1	67.3	192.1	94.0
(Provision for) benefit from income taxes	(8.8)	(34.2)	(61.7)	(56.5)
Income (loss) from continuing operations	28.3	33.1	130.4	37.5
Income (loss) from discontinued operations - net of tax	—	—	2.5	5.8
Gain (loss) on disposition of discontinued operations- net of tax	—	—	2.3	(0.5)
Net income (loss)	28.3	33.1	135.2	42.8
Net (income) loss attributable to noncontrolling interest	1.9	3.8	3.9	5.3
Net income (loss) attributable to Terex Corporation	$30.2	$36.9	$139.1	$48.1
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$30.2	$36.9	$134.3	$42.8
Income (loss) from discontinued operations - net of tax	—	—	2.5	5.8
Gain (loss) on disposition of discontinued operations - net of tax	—	—	2.3	(0.5)
Net income (loss) attributable to Terex Corporation	$30.2	$36.9	$139.1	$48.1
Basic Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.27	$0.34	$1.22	$0.39
Income (loss) from discontinued operations - net of tax	—	—	0.02	0.05
Gain (loss) on disposition of discontinued operations - net of tax	—	—	0.02	—
Net income (loss) attributable to Terex Corporation	$0.27	$0.34	$1.26	$0.44
Diluted Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.27	$0.33	$1.19	$0.38
Income (loss) from discontinued operations - net of tax	—	—	0.02	0.05
Gain (loss) on disposition of discontinued operations - net of tax	—	—	0.02	—
Net income (loss) attributable to Terex Corporation	$0.27	$0.33	$1.23	$0.43
Weighted average number of shares outstanding in per share calculation
Basic	110.5	109.6	110.3	109.5
Diluted	113.3	110.3	113.2	110.8

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$542.6	$774.1
Trade receivables (net of allowance of $36.4 and $42.5 at September 30, 2012 and December 31, 2011, respectively)	1,174.1	1,178.1
Inventories	1,760.9	1,758.1
Deferred taxes	107.9	121.5
Other current assets	209.7	221.4
Total current assets	3,795.2	4,053.2
Non-current assets
Property, plant and equipment - net	805.9	835.5
Goodwill	1,229.7	1,232.9
Intangible assets - net	477.0	519.5
Deferred taxes	65.7	69.0
Other assets	380.8	353.3
Total assets	$6,754.3	$7,063.4

Liabilities and Stockholders' Equity
Current liabilities
Notes payable and current portion of long-term debt	$79.0	$77.0
Trade accounts payable	738.9	764.6
Accrued compensation and benefits	222.1	222.3
Accrued warranties and product liability	107.1	111.0
Customer advances	254.2	223.2
Income taxes payable	54.4	185.2
Other current liabilities	304.1	307.6
Total current liabilities	1,759.8	1,890.9
Non-current liabilities
Long-term debt, less current portion	1,984.8	2,223.4
Retirement plans	328.5	344.6
Other non-current liabilities	370.2	416.1
Total liabilities	4,443.3	4,875.0
Commitments and contingencies
Redeemable noncontrolling interest	236.9	—
Stockholders' equity
Common stock, $.01 par value - authorized 300.0 shares; issued 122.8 and 121.9 shares at September 30, 2012 and December 31, 2011, respectively	1.2	1.2
Additional paid-in capital	1,258.7	1,271.8
Retained earnings	1,501.0	1,361.9
Accumulated other comprehensive (loss) income	(108.6)	(125.5)
Less cost of shares of common stock in treasury - 13.0 and 13.1 shares at September 30, 2012 and December 31, 2011, respectively	(597.7)	(599.1)
Total Terex Corporation stockholders' equity	2,054.6	1,910.3
Noncontrolling interest	19.5	278.1
Total stockholders' equity	2,074.1	2,188.4
Total liabilities and stockholders' equity	$6,754.3	$7,063.4

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Nine Months Ended September 30,
	2012	2011
Operating Activities of Continuing Operations
Net income	$135.2	$42.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Discontinued operations	(4.8)	(5.3)
Depreciation and amortization	112.3	89.3
Deferred taxes	9.7	(17.5)
Gain on sale of assets	(8.8)	(172.0)
Stock-based compensation expense	22.1	18.3
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	19.3	(193.8)
Inventories	(103.1)	(145.3)
Trade accounts payable	(13.1)	101.5
Other, net	(30.0)	174.4
Net cash provided by (used in) operating activities of continuing operations	138.8	(107.6)
Investing Activities of Continuing Operations
Capital expenditures	(56.1)	(63.6)
Acquisitions of businesses, net of cash acquired	(3.4)	(1,013.5)
Other investments	(14.1)	(16.1)
Proceeds from sale of assets	31.3	537.0
Other investing activities, net	(1.8)	(1.7)
Net cash (used in) provided by investing activities of continuing operations	(44.1)	(557.9)
Financing Activities of Continuing Operations
Repayments of debt	(654.5)	(422.3)
Proceeds from issuance of debt	339.0	895.2
Payment of debt issuance costs	(5.3)	(25.8)
Distributions to noncontrolling interest	(4.9)	—
Other financing activities, net	(1.1)	4.9
Net cash provided by (used in) financing activities of continuing operations	(326.8)	452.0
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.6	4.2
Net Increase (Decrease) in Cash and Cash Equivalents	(231.5)	(209.3)
Cash and Cash Equivalents at Beginning of Period	774.1	894.2
Cash and Cash Equivalents at End of Period	$542.6	$684.9

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Third Quarter				Year-to-Date
	2012		2011		2012		2011
		% of Net Sales		% of Net Sales		% of Net Sales		% of Net Sales
Consolidated
Net sales	$1,822.0		$1,803.6		$5,652.9		$4,548.0
Gross profit	378.6	20.8%	275.6	15.3%	1,138.0	20.1%	657.7	14.5%
SG&A	246.7	13.5%	223.0	12.4%	767.3	13.6%	607.6	13.4%
Income from operations	$131.9	7.2%	$52.6	2.9%	$370.7	6.6%	$50.1	1.1%

AWP
Net sales	$526.1		$448.7		$1,645.2		$1,312.6
Gross profit	111.4	21.2%	73.5	16.4%	340.6	20.7%	198.0	15.1%
SG&A	52.1	9.9%	46.5	10.4%	155.5	9.5%	137.9	10.5%
Income from operations	$59.3	11.3%	$27.0	6.0%	$185.1	11.3%	$60.1	4.6%

Construction
Net sales	$290.4		$395.4		$1,042.3		$1,096.6
Gross profit	26.0	9.0%	36.2	9.2%	111.6	10.7%	118.9	10.8%
SG&A	34.3	11.8%	42.6	10.8%	110.3	10.6%	134.5	12.3%
Income (loss) from operations	$(8.3)	(2.9)%	$(6.4)	(1.6)%	$1.3	0.1%	$(15.6)	(1.4)%

Cranes
Net sales	$394.6		$417.3		$1,097.0		$1,107.7
Gross profit	85.6	21.7%	67.2	16.1%	224.0	20.4%	144.3	13.0%
SG&A	38.0	9.6%	42.1	10.1%	126.3	11.5%	157.8	14.2%
Income (loss) from operations	$47.6	12.1%	$25.1	6.0%	$97.7	8.9%	$(13.5)	(1.2)%

MHPS
Net sales	$470.8		$385.2		$1,400.7		$557.4
Gross profit	116.8	24.8%	65.6	17.0%	329.5	23.5%	79.4	14.2%
SG&A	96.9	20.6%	67.4	17.5%	294.2	21.0%	99.1	17.8%
Income (loss) from operations	$19.9	4.2%	$(1.8)	(0.5)%	$35.3	2.5%	$(19.7)	(3.5)%

MP
Net sales	$149.9		$171.1		$509.4		$512.0
Gross profit	34.1	22.7%	31.5	18.4%	115.1	22.6%	105.1	20.5%
SG&A	18.9	12.6%	19.1	11.2%	56.0	11.0%	59.3	11.6%
Income from operations	$15.2	10.1%	$12.4	7.2%	$59.1	11.6%	$45.8	8.9%

Corporate/Eliminations
Net sales	$(9.8)		$(14.1)		$(41.7)		$(38.3)
Gross profit	4.7	(48.0)%	1.6	(11.3)%	17.2	(41.2)%	12.0	(31.3)%
SG&A	6.5	(66.3)%	5.3	(37.6)%	25.0	(60.0)%	19.0	(49.6)%
Loss from operations	$(1.8)	18.4%	$(3.7)	26.2%	$(7.8)	18.7%	$(7.0)	18.3%

GLOSSARY

In an effort to provide investors with additional information regarding the Company's results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets.

As changes in foreign currency exchange rates have a non-operating impact on our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions that were not included in comparable prior periods is subtracted from the absolute change in results to allow for better comparability of results between periods.

After-tax gains or expense and per share amounts (Income from continuing operations as adjusted) are calculated using pre-tax amounts, applying a tax rate based on jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Third Quarter 2012	Pre-Tax	Tax Rate	After-Tax	EPS*
Debt - Early extinguishment	$(49.9)	**	$(32.3)	$(0.29)
Production Realignment- MHPS	(6.9)	30.6%	(4.8)	(0.04)
Production Realignment- Construction	(1.3)	24.5%	(1.0)	(0.01)
Change in UK Rate	—	—	(1.6)	(0.01)
Total EPS Effect	$(58.1)		$(39.7)	$(0.35)

* Based on weighted average diluted shares of 113.3M
** Based on a jurisdictional blend

Third Quarter 2011	Pre-Tax	Tax Rate	After-Tax	EPS*
Gain on sale of BUCY shares	$76.2	35.7%	$49.0	$0.44
Acquisition Related Costs	(30.3)	**	(24.6)	(0.22)
Purchase Accounting Adjustment - Inventory	(19.3)	30.7%	(13.4)	(0.12)
Debt - Early Extinguishment	(1.4)	35.7%	(0.9)	(0.01)
Restructuring and Impairment	(6.0)	**	(4.4)	(0.04)
Brazil Net Settlement Impact	2.1	**	1.4	0.01
Change in UK Rate	—	—	(3.3)	(0.03)
Total EPS Effect	$21.3		$3.8	$0.03

* Based on weighted average diluted shares of 110.3M
** Based on a jurisdictional blend

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company's customers' demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Sept 30, 2012	Sept 30, 2011	% change	June 30, 2012	% change
Consolidated Backlog	$1,717.6	$2,144.0	(20)%	$2,075.7	(17)%
AWP	$376.2	$550.7	(32)%	$511.4	(26)%
Construction	$133.7	$275.9	(52)%	$179.5	(26)%
Cranes	$506.4	$564.4	(10)%	$640.7	(21)%
MHPS	$636.2	$660.3	(4)%	$659.3	(4)%
MP	$65.1	$92.7	(30)%	$84.8	(23)%

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	Sept 30, 2012	June 30, 2012
Trade Accounts Payable	$738.9	$829.8
Cost of goods sold for the three months ended	1,443.4	1,582.9
	x 4	x 4
Annualized cost of goods sold	$5,773.6	$6,331.6

Quotient	0.1280	0.1311
	X 365 days	X 365 days
Days Payable Outstanding	47 days	48 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	Sept 30, 2012	June 30, 2012
Trade Receivables	$1,174.1	$1,266.7
Net sales for the three months ended	1,822.0	2,011.5
	x 4	x 4
Annualized net sales	$7,288.0	$8,046.0

Quotient	0.1611	0.1574
	x 365 days	x 365 days
Days Sales Outstanding	59 days	57 days

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company's financial condition.

Sept 30, 2012
Long term debt, less current portion	$1,984.8
Notes payable and current portion of long-term debt	79.0
Debt	$2,063.8

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Condensed Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex's ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Income (loss) from operations	$131.9	$52.6	$370.7	$50.1
Depreciation	23.1	26.3	73.0	67.0
Amortization	12.6	9.9	39.3	22.3
Bank fee amortization not included in Income (loss) from operations	(2.3)	(1.9)	(7.3)	(5.1)
EBITDA	$165.3	$86.9	$475.7	$134.3

Free cash flow is defined as income from operations plus depreciation and amortization, proceeds from the sale of assets, certain impairments and write-downs, plus or minus changes in working capital, customer advances and rental/demo equipment and less capital expenditures.

Three months ended September 30, 2012
Income from operations	131.9
Depreciation and amortization	35.7
Proceeds from sale of assets	17.7
Changes in working capital	(17.0)
Customer advances	28.7
Rental/demo equipment	(0.2)
Capital expenditures	(20.8)
Free cash flow	176.0

Income (loss) from operations as adjusted: The Company adjusts income (loss) from operations for items it believes are not reflective of operating activities in the periods.

	Three months ended Sept 30,
	2012	2011
Income (loss) from operations as reported	$131.9	$52.6
Production Realignment-Construction	1.3	—
Production Realignment- MHPS	6.9	—
Purchase Price Adjustments	—	19.3
Restructuring and Related Items	—	6.0
Other Items	—	(0.2)
Income (loss) from operations as adjusted	$140.1	$77.7

Inventory Turns and Days: Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance. Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	Sept 30, 2012	June 30, 2012
Inventory	$1,760.9	$1,734.8
Cost of goods sold for the three months ended	1,443.4	1,582.9
	x 4	x 4
Annualized cost of sales	$5,773.6	$6,331.6

	365 days/	365 days/
Inventory turns	3.28 x	3.65 x
Days Inventory	111 days	100 days

Operating Margin is defined as the ratio of Income (Loss) from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total Terex Corporation Stockholders' equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that returns on capital deployed in Terex Financial Services (“TFS”) do not represent management of the Company's primary operations and, therefore, TFS finance receivable assets and results of operations have been excluded from the calculation below. Additionally, the Company does not believe that the deferred gain on marketable securities is reflective of its ongoing operations and has been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. Total Terex Corporation Stockholders' equity is adjusted to include redeemable noncontrolling interest as this item is deemed to be temporary equity and therefore the Company believes it should be included in the denominator of the ROIC ratio. The Company calculates ROIC using the last four quarters' NOPAT as this represents the most recent twelve-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters' ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company's primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders' equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company's performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders' equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Sept '12	Jun '12	Mar '12	Dec '11	Sept '11
Provision for (benefit from) income taxes as adjusted	$8.8	$44.1	$8.8	$(6.1)
Divided by: Income (loss) before income taxes as adjusted	37.1	124.6	30.4	(9.5)
Effective tax rate as adjusted	23.7%	35.4%	28.9%	64.2%

Income from operations as adjusted	$132.6	$175.5	$64.2	$30.7
Multiplied by: 1 minus Effective tax rate as adjusted	76.3%	64.6%	71.1%	35.8%
Adjusted net operating income after tax	$101.2	$113.4	$45.6	$11.0

Debt (as defined above)	$2,063.8	$2,402.8	$2,608.5	$2,300.4	$2,316.6
Less: Cash and cash equivalents	(542.6)	(841.5)	(973.2)	(774.1)	(684.9)
Debt less Cash and cash equivalents	$1,521.2	$1,561.3	$1,635.3	$1,526.3	$1,631.7

Total Terex Corporation stockholders' equity as adjusted	$2,149.2	$2,089.2	$1,881.0	$1,785.4	$1,854.4

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted	$3,670.4	$3,650.5	$3,516.3	$3,311.7	$3,486.1

September 30, 2012 ROIC	7.7%
Adjusted net operating income (loss) after tax (last 4 quarters)	$271.2
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted (5 quarters)	$3,527.0

	Three months ended 9/30/12	Three months ended 6/30/12	Three months ended 3/31/12	Three months ended 12/31/11
Reconciliation of income (loss) from operations:
Income from operations as reported	$131.9	$175.0	$63.8	$31.1
Income (loss) from operations for TFS	0.7	0.5	0.4	(0.4)
Income from operations as adjusted	$132.6	$175.5	$64.2	$30.7

Reconciliation of Terex Corporation stockholders' equity:	As of 9/30/12	As of 6/30/12	As of 3/31/12	As of 12/31/11	As of 9/30/11
Terex Corporation stockholders' equity as reported	$2,054.6	$1,989.6	$1,996.7	$1,910.3	$1,991.7
Less: TFS assets	(142.3)	(129.9)	(115.7)	(124.6)	(138.0)
Redeemable noncontrolling interest	236.9	229.5	—	—	—
Deferred (gain) loss on marketable securities	—	—	—	(0.3)	0.7
Terex Corporation stockholders' equity as adjusted	$2,149.2	$2,089.2	$1,881.0	$1,785.4	$1,854.4

Total Capitalization is a measure that aids in the evaluation of the Company's balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company's valuation, liquidity and overall health. Total capitalization as of September 30, 2012 is defined as the sum of:

·	Total Terex Corporation stockholders' equity; and

·	Debt (as defined above);

·	Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$2,054.6
Debt (as defined above)	2,063.8
Less: Cash and cash equivalents	(542.6)
Total Capitalization	$3,575.8

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Third Quarter 2012 Net Sales		$1,822.0
	x	4
Trailing Three Month Annualized Net Sales		$7,288.0

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of September 30 2012, working capital was:

Inventories	$1,760.9
Trade Receivables	1,174.1
Less: Trade Accounts Payable	(738.9)
Total Working Capital	$2,196.1

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com